News Release

Investor Contacts:

Tirth Patel

Edison Advisors

T: 646-653-7035

tpatel@edisongroup.com

MagneGas Announces Launch of Phase II of USDA Grant-Funded Sterilization Project

Expanded Sterilization Testing, Second USDA Demo Day Scheduled

TAMPA, FL – September 4, 2018 — MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that is has initiated the second phase of an 18-month, United States Department of Agriculture (USDA) grant-funded sterilization project. This project successfully launched its first grant-funded operations at a dairy farm in Bowling Green, Florida in December 2017 and in May 2018, MagneGas held its first successful demonstration to the USDA.

The second phase of the sterilization project will expand the scope of pathogens and living organisms tested for sterilization efficacy. The project will also expand the study of efficacy in breaking down pharmaceutical wastes trapped in associated waste water. Lastly, the second phase of the project will significantly expand the study of the waste solids processed using the Company’s patented plasma arc technology. The second phase of testing on site is expected to run through early October, and the demonstration day is scheduled for the end of September.

“We are making steady, meaningful progress on our applied sterilization technology,” commented Ermanno Santilli. “The agricultural industry in the US is in dire need of technologies that address a wide range of contaminants. The US agricultural industry generates more than 2 million gallons of waste water each day. This water is harmful due to a variety of contaminating agents, including pathogens, pharmaceuticals, and high NPK concentrations.

Santilli continued, “It is this last point, regarding high levels of nitrogen (N), phosphorus (P) and potassium (K), also known as the NPK value, that is closely linked to the life threatening blue green algae blooms and the related cyanobacteria that have threatened the waterways across Florida in recent months. Our sterilization technology can help address a wide range of the environmental and health concerns facing industry today. Phase II of the USDA project in Bowling Green is another positive step forward for us.”

MagneGas was first awarded the $432,000 USDA grant in the second quarter of 2017 to fund the current agricultural waste sterilization pilot program at a leading dairy farm. The project successfully launched earlier in 2018, and the first live demonstration was completed in May. The initial findings from this program were very promising, and MagneGas was subsequently invited to present its findings at the recently-held Soil and Water Conservation Society Conference.

About MagneGas Corporation

MagneGas Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas® fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Trico Welding Supply and Complete Welding of San Diego. ESSI has 3 locations in Florida, Green Arc 2 locations in Texas and one location in Louisiana, Trico has two locations in northern California, and Complete Welding has one location in southern California. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.